Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is made as of the 13th day of January, 2009 (the “Effective Date”), by and between EF Johnson Technologies, Inc. (formerly known as EFJ, Inc.) (“EFJ”); and the Company Securityholders, by and through Chih-Hsiang Li, as Stockholders’ Agent pursuant to that one certain Agreement and Plan of Merger, dated July 10, 2006 (the “Merger Agreement”), by and among EFJ, 3e Technologies International, Inc. (the “Company”), Avanti Acquisition Corp., Chih-Hsiang Li, as Stockholders’ Agent, and Steven Chen, James Whang, Chih-Hsiang Li and AEPCO, Inc.  (as the “Principal Stockholders”).  All terms not otherwise defined herein shall have the meaning assigned to them in the Merger Agreement.

RECITALS

WHEREAS, EFJ has made a claim against the Escrow Fund established under the terms of the Merger Agreement, for Damages arising out of certain alleged breaches of the representations and warranties contained in the Merger Agreement;

WHEREAS, the Stockholders’ Agent, acting on behalf of the Company Securityholders, including the Principal Stockholders, has objected to such claim;

WHEREAS, pursuant to the terms of the Merger Agreement and the Escrow Agreement dated July 10, 2006 (the “Escrow Agreement”) by and among JPMORGAN CHASE BANK, N.A., as  Escrow Agent, EFJ, the Company, and Chih-Hsiang Li, as Stockholders’ Agent, EFJ and the Stockholders’ Agent  have engaged in good faith negotiations in an effort to resolve the dispute;

WHEREAS, as a result of such negotiations, the parties have agreed to settle the dispute and to permanently and fully resolve and compromise all claims, rights and actions, whether arising in contract, tort, statute, or regulation, between and among the parties;

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, including the mutual covenants herein contained, it is agreed as follows:

1.                                       Releases.

1.1           In consideration of the EFJ Settlement Sum (as such term is hereinafter defined), EFJ hereby releases and fully and forever discharges the Company Securityholders and all of their agents, attorneys, employees, owners, parents, partners, directors, officers, predecessors in interest, successors in interest, and assigns, whether past or present, and all persons acting by, through, under or in concert with any or all of them, of and from any and all claims, demands, suits, liabilities, causes of action, judgments, settlements, losses, damages, expenses, costs and penalties of every kind and nature whatsoever, which they now have or may hereafter have, whether now known or hereafter discovered, whether fixed or contingent, whether suspected or unsuspected, and whether foreseen or unforeseen, and which arise out of or relate in any way to (i) the claim that is in EFJ’s August 11, 2008 letter to the Escrow Agent (hereinafter referred to as the “Claim”), including attorney’s fees and other costs that were incurred by EFJ in connection with the claim; and (ii) the acquisition of the Company pursuant to the Merger Agreement.

1.2           In consideration of the Company Securityholders’ Settlement Sum (as such term is hereinafter defined), the Company Securityholders hereby release and fully and forever discharge EFJ and all of its agents, attorneys, employees, stockholders, directors, officers, successors in interest, and assigns, of and from any and all claims, demands, suits, liabilities, causes of action, judgments, settlements, losses, damages, expenses, costs and penalties of every kind and nature whatsoever, which they now have or may hereafter have, whether now known or hereafter discovered, whether fixed or contingent, whether suspected or unsuspected, and whether foreseen or unforeseen, and which arise out of or relate in any way to (i) the acquisition the Company pursuant to the Merger Agreement, (ii) the settlement of the Claim pursuant to this Agreement, and (iii) fees and costs, including attorney’s fees and other costs that were incurred by the Stockholders’ Agent and/or the Company Securityholders in defending the Claim.

1.3           With respect to the foregoing releases, the parties hereby acknowledge that they are aware that they or their attorneys may hereafter discover claims, facts, damages or injuries based upon, relating to or arising out of the subject matter of the released claim  in addition to or different from those which they now know or believe to exist, but that it is nevertheless their intention to hereby fully, finally and forever settle and release all of the claims known or unknown, suspected or unsuspected, which each has against the other based upon, relating to, or arising out of the subject matter of the released claim.

1.4           The foregoing releases shall not be construed as releasing or affecting any of the obligations of the Parties under this Agreement.

2.                                       Settlement Sum.

2.1           EFJ shall receive an amount equal to 100% of the funds contained in the Escrow Fund on January 15, 2009 (the “Settlement Date”) (which amount shall include all interest and other income earned under the Escrow Agreement through the Settlement Date), less $1,102,129.50 (the “EFJ Settlement Sum”).

2.2           Immediately following payment of the EFJ Settlement Sum to EFJ, the Company Securityholders shall be entitled to receive 100% of the funds remaining in the Escrow Fund, including any interest which may accrue on such amount following the Settlement Date, less (i) the Stockholders’ Agent’s fees and expenses incurred in connection with the administration of his duties in connection with the Merger Agreement, and (ii) the fees payable to Wells Fargo Shareowner Services in connection with the disbursement to the Company Securityholders of the remaining amounts contained in the Escrow Fund (the “Company Securityholders’ Settlement Sum”).

2.3           All disbursements from the Escrow Fund shall be made within five (5) days following the Settlement Date.

2.4           To effectuate the Disbursement of the EFJ Settlement Sum and the Company Securityholders’ Settlement Sum, the Parties shall sign and deliver to the Escrow Agent a letter containing joint instructions for the disbursement of the Escrow Fund in a form substantially similar to Attachment A hereto.

3.                                       Full Authority.

3.1           EFJ represents, warrants and agrees that it has the full right and authority to enter into this Agreement, and to provide the covenants set forth in this Agreement, and that the party or representative executing this Agreement has the full right and authority to commit and bind such party according to the provisions hereof.

3.2           The Stockholders’ Agent represents, warrants and agrees that he has the full right and authority to enter into this Agreement on behalf of the Company Securityholders, and to provide the covenants set forth in this Agreement, and that he has the full right and authority to commit and bind the Company Securityholders according to the provisions hereof.

4.             Attorney Fees and Costs.  Each of the parties shall bear all attorney’s fees and costs arising from the actions of their own counsel in connection with the drafting and negotiation of this Agreement and the Claim.

5.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their predecessors, successors, heirs, assigns and representatives.  This Agreement represents the compromise of disputed claims.

6.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the settlement of the Claim.  No statements, communications, letters or other agreements, whether written or verbal, relating to this settlement shall have any force or effect unless embodied in this Agreement.

7.              Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, and any claim arising hereunder or in connection herewith shall be filed and heard in the federal courts located in Dallas County, Texas. THE PARTIES HERETO EXPRESSLY AGREE TO SUCH JURISDICTION AND VENUE AND WAIVE ALL RIGHTS AT LAW OR IN EQUITY REGARDING A CHANGE IN VENUE BASED UPON FORUM NON CONVENIENS OR ANY OTHER LEGAL THEORY.

8.             Severability.  If, after the date hereof, any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision(s) shall be fully severable.  In lieu thereof, there shall be added a provision as similar in terms to such illegal or unenforceable provision as may be possible and legal, valid and enforceable.

9.             Multiple Counterparts.  This Agreement may be executed in multiple counterparts by each of the parties hereto, including by facsimile, each of which shall be deemed an original agreement, and all of which shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart, to be effective as of the day and year first above written.  A facsimile signature received from any party hereto shall be treated as an original for purposes of finalizing the Agreement.

10.           No Admission.  This Agreement represents a compromise and settlement of disputed matters and shall not be construed as an admission of liability or wrongdoing by any of the Parties.

11.           Additional Documents and Further Assurances.  Each Party shall give prompt notice to the other Party of the receipt of any document that the other party reasonably requires in connection with this Agreement for purposes of tax reporting, accounting or any other purpose related to the Agreement.  Each Party shall execute and deliver such other instruments and perform such other acts and things as may be reasonably necessary for either Party in connection with matters related to this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as set forth below, intending to be legally bound by the terms and conditions of this Agreement.

Dated:	01/13/09	/s/ Chih-Hsiang Li
Chih-Hsiang Li
Stockholders’ Agent

EF Johnson Technologies, Inc.

Dated:	01/13/09	By:	/s/ Michael E. Jalbert
Michael E. Jalbert
CEO and Chairman